EXHIBIT 99.1


On March 2, 1998, the Registrant issued the following press release:


         "PYR Energy Reports Signing Of Drilling Partners In California

     DENVER: PYR Energy Corporation (OTC EBB: PYRX) today announced that it has completed the signing of a Joint Operating Agreement with seven established US and Canadian oil and gas exploration companies to participate in the drilling of a deep wildcat well to evaluate PYR's Mastiff prospect in the western San Joaquin Basin foldbelt of California.

     As part of the agreement, the seven companies will provide PYR a cash consideration for acreage and a 7.03% carried working interest through completion in an initial well. In addition to the carried interest, PYR also retains a 1.875% working interest in the drilling of this test well. One-half of the cash consideration has been received and the final one-half is due 2 weeks prior to spud of the well. Drilling and completion expenditures net to PYR's 1.875% working interest are estimated to be approximately $75,000.

     The Mastiff exploration well should be spud early in the second quarter of 1998. This initial test well is to be drilled to approximately 18,500 feet to test Miocene sands in a large seismically defined structure. PYR's management believes that if successful, the prospect has the potential to contain recoverable reserves in the hundreds of millions of barrels of light oil and associated natural gas. Upon drilling, this well should be the deepest onshore California wildcat in the last decade. Anticipated drilling time for the well is from 100 to 120 days.

PYR  Energy   Corporation   applies  advanced  3-D  seismic  and  computer-aided
exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."